EXHIBIT 99.8

Contact: Timothy P. Walbridge

President & CEO

Telephone: (909) 798-3611

FAX: (909) 798-1872

e-mail: twalbridge@1stcent.com

PRESS RELEASE	FOR IMMEDIATE RELEASE

EGGERS-BAILEY JOINS 1st CENTENNIAL BANK TO HEAD UP

TEMECULA/MURRIETA BRANCH

Redlands, California—June 15, 2004- 1st Centennial Bancorp (OTCBB: FCEN), parent company of 1st Centennial Bank, today announced that Katherine Eggers-Bailey has joined the Bank as Regional Vice President to head up a planned de novo branch in the Temecula/Murrieta area, pending Board and regulatory approval.

Ms. Eggers-Bailey brings many years of in-depth experience in regional banking and business development. A resident of Temecula, Ms. Eggers-Bailey’s previous experience includes serving as Vice President/Branch Manager for Community National Bank in Temecula, and currently comes to 1st Centennial from Pacific Mercantile Bank. She is heavily involved in the community serving as a Director on the Executive Board of the Temecula Chamber of Commerce, as a Director of the Boys & Girls Club of Southwest County, as President of the County Service Area Wine County 149, and Vice President of the Business Women’s Networking group. Katherine is married, and the mother of four children.

“We are excited to welcome Katherine to our growing organization. Expanding to the Temecula/Murrieta area is a natural progression for developing business along the Interstate 15 corridor. We look forward to joining this dynamic community with such an energetic and seasoned banker as Katherine.” stated Timothy P. Walbridge, President and CEO of 1st Centennial Bank.

The Company operates full-service branches in Redlands, Brea, Escondido and Palm Desert, and plans to open in Irwindale later this year. The Company reported assets of $284 million at March 31, 2004 and earnings of $582,000 for the 1st quarter, compared to earnings of $469,000 for the first quarter 2003, representing a 24% increase.

This release contains forward-looking statements that reflect management’s current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

Additional information is available on the Internet at www.1stcent.com or by contacting Beth Sanders, Executive Vice President and Chief Financial Officer at bsanders@1stcent.com.